Exhibit 99.1

TIdewater Reports First Quarter Results For Fiscal 2006

NEW ORLEANS, July 26, 2005 — Tidewater Inc. (NYSE:TDW) announced today first quarter net earnings for the period ended June 30, 2005, of $28.9 million, or $.50 per share, on revenues of $192.2 million. For the same quarter last year, net earnings were $12.9 million, or $.23 per share, on revenues of $158.1 million. The immediately preceding quarter ended March 31, 2005, net earnings were $52.4 million, or $.91 per share, on revenues of $179.6 million. Included in the March 31, 2005 quarterly results was a non-cash tax benefit of $31.8 million, or $.55 per common share, resulting from the positive tax impact from the American Jobs Creation Act of 2004. Effective March 31, 2005, the Company reversed all previously recorded deferred tax assets and liabilities related to timing differences, foreign tax credits or prior undistributed earnings of company entities whose future and prior earnings are now anticipated to be indefinitely reinvested abroad.

As previously announced, Tidewater will hold a conference call to discuss June quarter earnings on Tuesday, July 26, 2005 at 8:00 a.m. CDST promptly following the Company’s release of quarterly earnings. Investors and interested parties may listen to the teleconference via telephone by calling 1-888-388-7493 if calling from the U.S. or Canada (1-706-679-8348 if calling from outside the U.S.) and ask for the “Tidewater Inc.” call just prior to the scheduled start. A replay of the conference call will be available beginning at 11:00 a.m. CDST on July 26, 2005, and will continue until 11:59 p.m. CDST on July 27, 2005. To hear the replay, call 1-800-642-1687 (1-706-645-9291 if calling from outside the U.S.). The conference call ID number is 7628953.

A simultaneous Webcast of the conference call will be accessible online at the Tidewater Inc. Website, www.tdw.com, and at the CCBN Website, www.streetevents.com. The online replay will be available until August 26, 2005.

Tidewater Inc. owns and operates over 560 vessels, the world’s largest fleet of vessels serving the global offshore energy industry.

Note: all per-share amounts are stated on a diluted basis.

Contact: Joe Bennett (504) 568-1010

Financial information is displayed on the next page.

TIDEWATER INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and par value data)

	June 30, 2005	March 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$15,143	15,376
Trade and other receivables, net	189,685	169,784
Marine operating supplies	37,695	38,959
Other current assets	8,743	3,837

Total current assets	251,266	227,956

Investments in, at equity, and advances to unconsolidated companies	32,937	32,074
Properties and equipment:
Vessels and related equipment	2,524,279	2,483,970
Other properties and equipment	49,390	48,512

	2,573,669	2,532,482
Less accumulated depreciation and amortization	1,105,047	1,080,296

Net properties and equipment	1,468,622	1,452,186

Goodwill	328,754	328,754
Other assets	175,850	172,203

Total assets	$2,257,429	2,213,173

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	74,935	82,261
Accrued property and liability losses	9,193	9,286
Income taxes	1,442	695

Total current liabilities	85,570	92,242

Long-term debt	395,000	380,000
Deferred income taxes	195,458	184,410
Accrued property and liability losses	34,727	34,778
Other liabilities and deferred credits	82,477	79,041
Stockholders’ equity:
Common stock of $.10 par value, 125,000,000 shares authorized, issued 60,716,631 shares at June and 60,718,231 shares at March	6,072	6,072
Other stockholders’ equity	1,458,125	1,436,630

Total stockholders’ equity	1,464,197	1,442,702

Total liabilities and stockholders’ equity	$2,257,429	2,213,173

TIDEWATER INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except share and per share data)

	Three Months Ended June 30,
	2005	2004
Revenues:
Vessel revenues	$185,392	149,794
Other marine revenues	6,775	8,323

	192,167	158,117

Costs and expenses:
Vessel operating costs	106,210	98,564
Costs of other marine revenues	4,590	6,814
Depreciation and amortization	26,337	23,925
General and administrative	19,259	17,602
Gain on sales of assets	(1,634)	(6,433)

	154,762	140,472

	37,405	17,645
Other income (expenses):
Foreign exchange gain	608	437
Equity in net earnings of unconsolidated companies	2,167	1,693
Minority interests	(23)	(40)
Interest and miscellaneous income	1,205	581
Interest and other debt costs	(2,362)	(1,374)

	1,595	1,297

Earnings before income taxes	39,000	18,942
Income taxes	10,140	6,061

Net earnings	$28,860	12,881

Earnings per common share	$.50	.23

Diluted earnings per common share	$.50	.23

Weighted average common shares outstanding	57,230,937	56,900,905
Incremental common shares from stock options	351,098	62,046

Adjusted weighted average common shares	57,582,035	56,962,951

Cash dividends declared per common share	$.15	.15

TIDEWATER INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended June 30,
	2005	2004
Net cash provided by operating activities	$34,308	27,000

Cash flows from investing activities:
Proceeds from sales of assets	3,210	8,546
Additions to properties and equipment	(43,874)	(70,289)

Net cash used in investing activities	(40,664)	(61,743)

Cash flows from financing activities:
Borrowings	30,000	55,000
Principal payments on debt	(15,000)	(15,000)
Proceeds from issuance of common stock	116	32
Cash dividends	(8,629)	(8,556)
Other	(364)	(336)

Net cash provided by financing activities	6,123	31,140

Net change in cash and cash equivalents	(233)	(3,603)
Cash and cash equivalents at beginning of period	15,376	17,636

Cash and cash equivalents at end of period	$15,143	14,033

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$889	613
Income taxes	$5,662	6,573